Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-188979) of WESCO International, Inc. of our report dated June 27, 2013 relating to the financial statements and supplemental schedule of the WESCO Distribution, Inc. Retirement Savings Plan, which appear in this Form 11-K for the year ended December 29, 2012.

/s/ Alpern Rosenthal
Pittsburgh, Pennsylvania
June 27, 2014